Exhibit 14.1

United Security Bancshares

United Security Bank

SENIOR FINANCIAL OFFICERS

CODE OF ETHICS

Overview

All employees, officers, and directors of United Security Bancshares and United Security Bank (hereafter the “Bank”) are required to adhere to the Code Of Ethics.

The Board of Directors, however, recognizes that our senior financial officers hold an elevated role in corporate governance.  These individuals are key members of the management team, uniquely capable and empowered to ensure that the interests of shareholders, customers, employees, suppliers, and citizens of the communities we serve are appropriately balanced, protected, and preserved.

Accordingly, the Board has adopted this Senior Financial Officers Code of Ethics, specifically for the Chief Executive Officer, Chief Financial Officer, and Controller (hereafter, “senior financial officers”).

Code of Ethics

Senior financial officers of the Bank must:

•                  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•                  Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable.

•                  Comply with applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

•                  Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of employment.

•                  Share knowledge and maintain skills necessary and relevant to the Bank’s needs.

•                  Proactively promote ethical and honest behavior within the workplace.

•                  Assure responsible use and control of all assets, resources, and information in possession of the Bank.

Waivers or Deviations

All senior financial officers are expected to adhere to both this Code and the Bank Code of Conduct and Business Ethics at all times.  The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Code of Ethics.  Any waiver, and the grounds for such waiver, for a senior financial officer shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.  Additionally, any changes to this Code of Ethics shall be promptly disclosed to stockholders.

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